Exhibit 99.1

                [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES., INC]


CBL Closes on Acquisition of Three-Mall Portfolio for $516.9 Million Page 2 November 17, 2005



Investor Contact: Katie Reinsmidt           Media Contact: Deborah Gibb
                  Director of Investor                     Director of Corporate
                    Relations                              Relations
                  (423) 490-8301                           (423) 490-8315

         CBL & ASSOCIATES PROPERTIES CLOSES ON ACQUISITION OF THREE-MALL
                          PORTFOLIO FOR $516.9 MILLION

CHATTANOOGA, Tenn. (November 17, 2005) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has closed on the acquisition of three malls from a group of investors advised by Eastdil Realty Company. CBL has purchased Oak Park Mall in Overland Park (Kansas City), KS; Hickory Point Mall in Forsyth, IL; and Eastland Mall in Bloomington, IL, for a total consideration of approximately $516.9 million, including estimated closing costs.

     The Company financed the acquisitions using approximately $94.25 million of cash, assumption of new long-term, fixed-rate non-recourse mortgage debt, and the issuance of $54.4 million in Special Common Units (SCUs) of the Company's Operating Partnership. The SCUs were issued at a value of $47.50 per unit and are exchangeable on a one-for-one basis with the Company's common stock.

     Concurrent with the transaction close, CBL assumed a total of $368.25 million in three new 10-year non-recourse mortgage loans secured individually by each of the three properties at an interest rate of 5.85%. The new loans include a $275.70 million non-recourse loan secured by Oak Park Mall in Overland Park, KS, a $59.40 million non-recourse loan secured by Eastland Mall in Bloomington, IL, and a $33.15 million non-recourse loan secured by Hickory Point in Forsyth, IL. The loans secured by Oak Park Mall and Eastland Mall are interest only.

     Oak Park Mall is the leading shopping, dining and entertainment destination in the greater Kansas City area, and is located near Interstates 35 and 435 on West 95th Street at Quivira in Overland Park, KS. The City of Overland Park is one of Kansas City's fastest growing suburbs with the five-year growth average approaching 10.0% and average income levels 38.0% above the national average. The 1.5-million-square-foot, two-level, super-regional mall is currently 96.8% occupied and provides shoppers with approximately 470,000 square feet of mall shop retailers, including Ann Taylor, Aveda, Banana Republic, Crabtree & Evelyn,
J. Crew, and many more. Originally built in 1974, the mall was expanded in 1998 and fully renovated in 2001. Average mall shop sales were $455 per square foot in 2004. The mall is anchored by Dillard's North, Dillard's South, Nordstrom, JCPenney, and The Jones Store. Oak Park Mall is a popular entertainment and dining destination for Overland Park residents, boasting a Rain Forest Cafe, Mimi's Cafe, Outback Steakhouse, Ruby Tuesday's, T.G.I. Friday's, and a freestanding AMC Theater.

     Eastland Mall is located at the intersection of Business I-55 and East Empire Street in the rapidly expanding city of Bloomington, IL. Bloomington is located in central Illinois, approximately 130 miles southwest of Chicago and is home to two major universities and three hospitals. The 737,000-square-foot, single-level mall was built in 1967 and most recently renovated in 2000. The mall is anchored by Bergner's, Famous Barr, Kohl's, JCPenney, and Sears and offers more than 225,000 square feet of mall shop retailers. Eastland mall produced mall shop sales of $322 per square foot in 2004 and is currently 85.8% occupied.

CBL Closes on Acquisition of THree-Mall Portfolio for $516.9 Million
Page 2
November 17, 2005

     Hickory Point Mall is located in Forsyth (Decatur), IL, near US Route 51 and Interstate 72. Decatur serves as the medical and financial hub to a broad agricultural trade area. Originally built in 1977, the 743,000-square-foot mall was last renovated in 2000. Hickory Point's five anchors include Bergner's, JCPenney, Kohl's, Sears, and Von Maur. The mall includes more than 243,000 square feet of mall shops, which produced $201 in sales per square foot in 2004. Hickory Point is currently 68.0% occupied.

     CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 131 properties, including 79 regional malls/open-air centers. The properties are located in 26 states and total 73.7 million square feet including
2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has nine projects under construction totaling 1.9 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL, an open-air shopping center located in Stillwater, OK, two community centers, an associated center, and four expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.



                                      -END-